Exhibit 10.23

FIRST AMENDMENT TO

MASTER LEASE AGREEMENT

This First Amendment to Master Lease Agreement (“Amendment”) is made as of March 17, 2016 (the “Effective Date”) by and between LAKEWAY REALTY, L.L.C., a Delaware limited liability company (“Landlord”) and LAKEWAY REGIONAL MEDICAL CENTER, LLC, a Texas limited liability company (“Tenant”).

RECITALS

R-1. Landlord and Tenant are parties to that certain Master Lease Agreement dated as of February 3, 2015 (“Original Lease”) whereby Landlord agreed to lease to Tenant and Tenant agreed to lease and take from Landlord the Premises, as such term is defined in the Original Lease.

R-2. Landlord and Tenant are also parties to that certain Memorandum of Understanding dated February 3, 2016 (“MOU”) which set forth the understanding of the parties with respect to the posting of a surety bond to secure the Final Determination in the Lawsuit (as those terms are defined in the MOU).

R-3. Section 4 of the MOU provides for an extension of the temporary partial rent deferment under the Original Lease and requires that Landlord and Tenant enter into an amendment to the Original Lease with respect to such rent deferment and with respect to adjustment of the dates of the financial covenants tests set forth in Exhibit E to the Original Lease.

R-4. Landlord and Tenant wish to amend the Original Lease to comply with the terms of the MOU.

NOW, THEREFORE, for the sum of Ten and no/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Original Lease is and shall be amended as follows.

1. Incorporation of Recitals. The foregoing Recitals are hereby incorporated in this Amendment by this reference as if specifically stated herein.

2. Capitalized Terms; Incorporation of this Amendment. All capitalized terms used herein which are defined in the Original Lease shall have the meanings set forth in the Original Lease unless the context clearly indicates otherwise. All references herein and in the Original Lease to “Lease” shall hereafter mean the Original Lease as modified by this Amendment.

3. Amendment

3.1. Paragraph (iii) of Subsection 4.02(a) is hereby deleted in its entirety and the following paragraph (iii) is substituted in lieu thereof:

(iii) Notwithstanding the above, the Fixed Rent for the six (6) month period of April 1, 2015 through September 30, 2015 shall be Five Hundred

Thousand and no/100 Dollars ($500,000.00) per month, and the Fixed Rent for the six (6) month period of January 1, 2016 through June 30, 2016 shall be in the amount of One Million Six Hundred Twenty-five Thousand and no/100 Dollars ($1,625,000.00) per month; provided, however, that Fixed Rent in the amount of Five Hundred Sixty-two Thousand Five Hundred and no/100 ($562,500.00) per month (“Monthly Deferment”) shall be deferred for the period from January 1, 2016 through June 30, 2016, accumulating to a total deferment amount of Three Million Three Hundred Seventy-five Thousand and no/100 Dollars ($3,375,000.00) (“Deferred Rent”). The Deferred Rent shall bear interest at the rate of ten percent (10%) per annum from the time each Monthly Deferment would otherwise have been required to be made pursuant to this Lease. Beginning on July 1, 2016, Tenant shall repay the Deferred Rent in twelve (12) equal installments, plus accrued interest, in accordance with the following schedule:

Payment Date	Deferred Rent	Interest
July 1, 2016	$281,250.00	$94,437.50
August 1, 2016	$281,250.00	$25,781.25
September 1, 2016	$281,250.00	$23,437.50
October 1, 2016	$281,250.00	$21,093.75
November 1, 2016	$281,250.00	$18,750.00
December 1, 2016	$281,250.00	$16,406.25
January 1, 2017	$281,250.00	$14,062.50
February 1, 2017	$281,250.00	$11,718.75
March 1, 2017	$281,250.00	$9,375.00
April 1, 2017	$281,250.00	$7,031.25
May 1, 2017	$281,250.00	$4,687.50
June 1, 2017	$281,250.00	$2,343.75

Tenant shall make all payments of Deferred Rent plus interest with the monthly payment of Fixed Rent then due under the Lease; provided, however, that Tenant shall have the option to repay any additional amount of the Deferred Rent at any time without penalty, provided that such payment is identified, at the time of payment, as additional Deferred Rent.

3.2. Section 12.01 is hereby amended by adding the following paragraph (w) immediately after paragraph (v):

(w) Any default of Tenant under that certain Memorandum of Understanding dated as of February 3, 2016 and executed by and among MedEquities Realty Trust, Inc.; Landlord; Tenant; Surgical Development Partners, LLC; SDP of Austin Enterprises, LLC; SDP of Austin Investments, LLC; RD Development Partners; and PMB Lakeway.

3.3. Exhibit E – Special Stipulations is hereby amended as follows: In paragraphs 1 (Minimum Rent Coverage) and 2 (Minimum Fixed Charge Coverage Ratio), the phrase “fourth quarter of 2015” is hereby deleted and the phrase “fourth quarter of 2016” is inserted in lieu thereof.

4. Miscellaneous.

4.1. In accordance with Subsection 4.02(d) of the Lease, the Tenant has incurred a total of $160,130.14 in late charges and interest for late payment or underpayment of Fixed Rent in January and February 2016 that remains unpaid and outstanding. These amounts are hereby waived by Landlord for January and February 2016 only.

4.2. Tenant shall pay all Landlord’s legal costs and other direct costs associated with the execution of this Amendment (“Amendment Costs”) within ten (10) Business Days after Tenant’s receipt of Landlord’s demand for payment, such demand to be accompanied by invoices in support of the Amendment Costs. If Tenant fails to pay the Amendment Costs when due, the amount unpaid will be subject to interest at a rate equal to ten percent (10%) which shall commence accruing on the eleventh (11th) Business Day after Tenant’s receipt of Landlord’s demand for payment of the Amendment Costs.

4.3. This Amendment may be executed in counterparts, each of which constitutes an original and all of which taken together shall constitute one instrument. The exchange of executed copies of this Amendment by facsimile, electronic mail, portable document format (.pdf) or other electronic transmission will constitute execution and delivery of this Amendment as to the parties for all purposes. Electronic signatures of the parties shall be deemed to be their original signatures for all purposes.

4.4. The parties hereby ratify and confirm the Original Lease and its terms and conditions as previously set forth, except for the modifications specified in this Amendment. Except as expressly modified herein, the parties agree that all other terms of the Original Lease are binding upon the parties and the provisions of the Original Lease remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

LAKEWAY REALTY, L.L.C., a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Name:	Jeffery C. Walraven
Title:	Managing Board Member

Signature page to 1st Amendment to Master Lease Agreement

TENANT:

LAKEWAY REGIONAL MEDICAL CENTER, LLC, a Texas limited liability company

By:	/s/ Kyle Johnson
Name:	Kyle Johnson
Title:	CFO

Signature page to 1st Amendment to Master Lease Agreement